Exhibit 99.1

FOR IMMEDIATE RELEASE                                 CONTACT:  KEITH WINCHESTER
August 3, 2010                                                      856-439-0300

                       CORNERSTONE FINANCIAL CORPORATION
              REPORTS FOURTH CONSECUTIVE QUARTER OF PROFITABILITY

Mount Laurel, NJ, August 3, 2010 - Cornerstone Financial Corporation (CFIC.OB), the holding company for Cornerstone Bank, reported today that net income available to common shareholders for the second quarter of 2010 increased by $1.6 million over the prior year's second quarter, to $488 thousand, or $0.27 per diluted share, as compared to a net loss of $1.1 million, or $(0.66) per share, for the same period in 2009 and net income of $442 thousand or $0.24 per diluted share, for the first quarter of 2010. Net income for the quarter before preferred stock dividends totaled $521 thousand, versus a net loss of $1.1 million a year ago and net income of $475 thousand for the first quarter of 2010.

The improved quarterly performance for the three-month period compared to the prior year period reflects an increase of $879 thousand in net interest income coupled with a reduction of $1.8 million in the provision for loan losses. The net interest margin for the three-month period ended June 30, 2010 increased by 52 basis points to 3.79% as compared to 3.27% for the same period in 2009 and 3.93% for the first quarter of 2010.

Total assets at June 30, 2010 were $341.3 million, an increase of $35.2 million or 11.5% over December 31, 2009. This change was primarily due to increases in cash equivalents of $28.0 million, investments held to maturity of $3.9 million and loans receivable net of $3.6 million.

Total deposits at June 30, 2010 were $288.6 million, an increase of $39.1 million or 15.7% from December 31, 2009. The increase in deposits was attributable to a significant increase of $26.0 million in core deposits (defined as all interest bearing deposit accounts other than certificate of deposit accounts) coupled with an increase of $13.1 million in certificates of deposit. This growth reflects our commitment to build strong relationships with new customers of the Bank.

Gross loans receivable at June 30, 2010, totaled $242.0 million, an increase of $3.6 million or 1.5% from December 31, 2009. This increase was attributable to increases in commercial loans of $1.6 million, commercial real estate loans of $3.3 million and construction loans of $1.3 million. These increases were partially offset by decreases in real estate loans secured by residential properties of $2.0 million and consumer loans of $598 thousand. The reduction in residential real estate loans reflects the payoff of a non-accrual loan relationship totaling $1.8 million.

At June 30, 2010 our total non-performing assets were $6.5 million or 1.9% of our total assets, a reduction of $1.6 million from non-performing assets of $8.1 million or 2.7% of total assets at December 31, 2009. The non-performing assets consist of six (6) non-accrual loan relationships representing customers within our primary market area.

For the six month period ended June 30, 2009, Cornerstone Financial Corporation reported net income available to common shareholders of $930 thousand, or $0.51 per diluted share, as compared to a net loss of $1.3 million, or ($0.78) per share, for the same period in 2009. The change in net income for the six-month period reflects an increase of $1.9 million in net interest income coupled with a reduction of $2.1 million in the provision for loan losses. The net interest margin for the six-month period ended June 30, 2010 increased by 67 basis points to 3.85% as compared to 3.18% for the same period in 2009.

Cornerstone's Chairman, President, and CEO George W. Matteo, Jr. commented "Although this past quarter has been filled with many challenges we are extremely pleased with our results and the deposit growth experienced during the second quarter. The improved level of profitability experienced this quarter represents our fourth consecutive quarter of profitability and continues the positive trend begun in the third quarter of 2009." Mr. Matteo added: "The improvement in our second quarter earnings over the prior year was brought about by an improvement in our net interest margin. We were able to significantly increase our core deposit base which contributed to much lower deposit costs." Mr. Matteo continued, "We consider our second quarter earnings performance to be noteworthy in light of the extremely difficult economic environment."

Cornerstone Financial Corporation is a New Jersey based bank holding company headquartered in Mount Laurel, New Jersey. Cornerstone Bank ("the Bank") is a New Jersey state chartered commercial bank headquartered in Moorestown, New Jersey. The Bank commenced operations on October 4, 1999, and conducts business from its main office in Moorestown and from five additional branch offices located in Medford, New Jersey, Burlington, New Jersey, Cherry Hill, New Jersey, Voorhees New Jersey and Mount Laurel, New Jersey.

Set forth below is selected financial information concerning Cornerstone Financial Corporation:

SELECTED BALANCE SHEET DATA
                                                JUNE 30,          DECEMBER 31,
(IN THOUSANDS)                                    2010                2009
                                               ----------         ------------
                                                UNAUDITED            AUDITED
Investments held to maturity                     $ 51,955           $  48,059
Loans receivable                                  242,078             238,424
Allowance for loan losses                           3,429               3,432
Total assets                                      341,342             306,144
Deposits                                          288,621             249,493
Advances from the Federal Home Loan Bank           25,000              29,883
Stockholders equity                                18,809              17,813


SELECTED NON-PERFORMING ASSET DATA
                                                JUNE 30,          DECEMBER 31,
(IN THOUSANDS)                                    2010                2009
                                               ----------         ------------
                                                UNAUDITED            AUDITED
Loans past due 90 days or more and accruing
Commercial                                       $    634            $    634
Commercial real estate                              2,645               1,765
Residential real estate                               244                   -
                                                 --------            --------
Total loans past due 90 days or more
  and accruing                                   $  3,523            $  2,399
                                                 ========            ========

Non-performing  assets:
Non-accrual  loans:
Commercial                                       $  1,237            $  1,401
Commercial real estate                              5,307               3,722
Residential real estate                                 -               3,020
                                                 --------            --------
Total                                               6,544               8,143
Restructured loans                                      -                   -
Real estate owned                                       -                   -
                                                 --------            --------
Total non-performing assets                      $  6,544            $  8,143
                                                 ========            ========

                                                SIX MONTHS       SIX MONTHS
                                                   ENDED            ENDED
SELECTED ALLOWANCE FOR LOAN LOSS DATA             JUNE 30,         JUNE 30,
(IN THOUSANDS)                                      2010             2009
                                                ----------       ----------
                                                 UNAUDITED        UNAUDITED
Balance at beginning of period                    $ 3,432          $  1,133
Provision for loan losses                             147             2,219
Charge-offs (net of recoveries)                       150                 -
                                                  -------          --------
Balance, end of period                            $ 3,429          $  3,352
                                                  =======          ========


                                                 JUNE 30,        DECEMBER 31,
SELECTED CAPITAL RATIOS FOR THE BANK              2010               2009
                                               -----------       -----------
                                                UNAUDITED          AUDITED
Shareholders' equity to total assets                 5.5%              5.8%
Leverage ratio                                       7.1%              7.3%
Risk-based capital ratios:
  Tier 1                                             8.6%              8.5%
  Total Capital                                     10.8%             10.7%

                                       THREE            THREE            SIX              SIX
                                      MONTHS           MONTHS          MONTHS            MONTHS
                                       ENDED            ENDED           ENDED             ENDED
SELECTED INCOME STATEMENT DATA        JUNE 30,         JUNE 30,        JUNE 30,          JUNE 30,
(IN THOUSANDS EXCEPT PER SHARE DATA)    2010            2009             2010              2009
                                      ---------       ---------        ---------         ---------
                                      UNAUDITED       UNAUDITED        UNAUDITED         UNAUDITED
Interest income                       $ 4,062          $ 3,617          $ 7,984           $ 6,968
Interest expense                        1,171            1,605            2,293             3,132
Net interest income                     2,891            2,012            5,691             3,836
Provision for loan losses                  38            1,879              147             2,220
Income (loss) before income taxes         849           (1,845)           1,624            (2,192)
Net income (loss)                         521           (1,096)             996            (1,294)
Preferred stock dividends                  33               -                66                 -
Net income (loss) available to
  common shareholders                     488           (1,096)             930            (1,294)

Earnings per share
Basic                                 $  0.27         $  (0.66)         $  0.51           $ (0.78)
Diluted                               $  0.27         $  (0.66)         $  0.51           $ (0.78)

Weighted average shares outstanding
Basic                                   1,810            1,660            1,810             1,658
Diluted                                 1,822            1,660            1,816             1,658

FORWARD-LOOKING  STATEMENTS

Cornerstone Financial Corporation (the "Company") may from time to time make written or oral "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission (including this Quarterly Report on Form 10-Q and the exhibits hereto), in its reports to shareholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (many of which are beyond the Company's control). Forward-looking statements may be identified by the use of words such as "expects," "subject," "believe," "will," "intends," "will be," or "would." The factors which could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements include those items listed under "Item 1A-Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009 and the following factors, among others: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System ("Federal Reserve"); inflation; interest rates; market and monetary fluctuations; the timely development of new products and services by the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the success of the Company in gaining regulatory approval of its products, services, dividends and of new branches, when required; the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; the ability to continue to effectively manage costs, including the costs incurred in connection with the opening of new branches; changes in consumer spending and saving habits; and the success of the Company at managing the risks resulting from these factors.